Filed Pursuant to Rule 424(b)(3)
File Number 333-131756

PROSPECTUS SUPPLEMENT NO. 12

Prospectus Supplement dated September 12, 2006
to Prospectus declared
effective on February 22, 2006
(Registration No. 333-131756)
as supplemented by that Prospectus Supplement No. 1 dated March 6, 2006, that Prospectus Supplement No. 2 dated March 15, 2006,
that Prospectus Supplement No. 3 dated April 13, 2006,
that Prospectus Supplement No. 4 dated April 14, 2006,
that Prospectus Supplement No. 5 dated May 2, 2006,
that Prospectus Supplement No. 6 dated May 11, 2006,
that Prospectus Supplement No. 7 dated May 15, 2006,
that Prospectus Supplement No. 8 dated July 7, 2006,
that Prospectus Supplement No. 9 dated August 4, 2006 ,
that Prospectus Supplement No. 10 dated August 14, 2006 and
that Prospectus Supplement No. 11 dated September 5, 2006.

IT&E INTERNATIONAL GROUP, INC.

This Prospectus Supplement No. 12 supplements our Prospectus dated February 22, 2006, the Prospectus Supplement No. 1 dated March 6, 2006, the Prospectus Supplement No. 2 dated March 15, 2006, the Prospectus Supplement No. 3 dated April 13, 2006, the Prospectus Supplement No. 4 dated April 14, 2006, the Prospectus Supplement No. 5 dated May 2, 2006, the Prospectus Supplement No. 6 dated May 11, 2006, the Prospectus Supplement No. 7 dated May 15, 2006, the Prospectus Supplement No. 8 dated July 7, 2006, the Prospectus Supplement No. 9 dated August 4, 2006, the Prospectus Supplement No. 10 dated August 14, 2006 and the Prospectus Supplement No. 11 dated September 5, 2006.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 12 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K of IT&E International Group, Inc. filed on September 12, 2006 with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ITER.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is September 12, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 6, 2006

IT&E International Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4 California Avenue, Framingham, Massachusetts		01701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     508-416-2600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into Material Agreements

Amendment to Millennix Asset Purchase Agreement

We have previously entered into an Asset Purchase Agreement dated November 9, 2005 (the “Agreement”) with Millennix, Inc., a New York corporation (“Millennix”) and Gene Resnick, M.D. (“Dr. Resnick”), pursuant to which we acquired all of the assets of Millennix.

Effective September 6, 2006, we entered into an Amendment to Asset Purchase Agreement with Millennix and Dr. Resnick (the “Asset Purchase Amendment”).  Pursuant to the Asset Purchase Amendment, Section 3.2(e) of the Agreement, which previously set forth the terms of certain earnout milestones and payments, has been amended and restated in its entirety such that the remaining balance to be paid by us to Millennix, in consideration for all of the assets of Millennix, shall be paid by us, subject to new Section 3.2(f) discussed below, in three (3) installments as follows: (i) Three Hundred Thousand Dollars ($300,000) in cash to Millennix on January 1, 2007; (ii) the issuance of a subordinated promissory note to Dr. Resnick on September 6, 2006, in the principal amount of Three Hundred Thousand Dollars ($300,000) accruing simple interest at eight percent (8%) per annum, beginning on August 7, 2006, with such interest being paid monthly in arrears and the principal amount payable in full on January 1, 2008; and (iii) the issuance of four million two hundred eighty five thousand seven hundred fourteen (4,285,714) shares of our common stock to Millennix on January 1, 2009.  As noted above, our obligations to pay these amounts as set forth in new Section 3.2(f) are conditioned upon and subject to Dr. Resnick remaining an employee of ours through each applicable payment or issuable date.  The remainder of the Agreement remains unchanged and continues in full force and effect.

Millennix Employment Agreement

On November 9, 2005, we entered into an Employment Agreement with Dr. Resnick (the “Resnick Agreement”).  Effective September 6, 2006, we entered into an Amendment to the Resnick Agreement with Dr. Resnick (the “Resnick Amendment”).  Pursuant to the Resnick Amendment: (i) Section 2 of the Resnick Agreement has been amended and restated such that the term of the Resnick Agreement shall continue until January 1, 2009; (ii) Section 3.1 of the Resnick Agreement has been amended and restated such that Dr. Resnick’s annual base salary shall be Three Hundred Five Thousand Dollars ($305,000); and (iii) Section 8.1(b) of the Resnick Agreement has been amended and restated such that a Severance Payment, as defined in the Resnick Agreement, equals the greater of (x) the amount of Dr. Resnick’s then in effect base salary that would have been payable to Dr. Resnick if he had been employed by us from his termination date through November 9, 2007; or (y) an amount equal to one (1) year of Dr. Resnick’s then in effect base salary.  The remainder of the Resnick Agreement remains unchanged and continues in full force and effect.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On September 6, 2006, in connection with the Asset Purchase Amendment, we issued a subordinated promissory note (the “Note”) to Dr. Resnick in the aggregate principal amount of Three Hundred Thousand Dollars ($300,000) accruing simple interest at eight percent (8%) per annum, beginning on August 7, 2006, with such interest being paid monthly in arrears and the principal amount payable in full on January 1, 2008.  The Note is expressly subordinated to any existing or future debt we may incur.

Item 3.02               Unregistered Sales of Equity Securities.

On September 6, 2006, in connection with the Asset Purchase Amendment, we agreed to issue four million two hundred eighty five thousand seven hundred fourteen (4,285,714) shares of our common stock to Millennix on January 1, 2009, subject to certain conditions set forth above under the heading “Amendment to Millennix Asset Purchase Agreement.”

The offers and sales of these securities were deemed to be exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions by us not involving a public offering.  The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to share certificates issued in such transactions.  All recipients had adequate access to information about us.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Number	Description
4.8	Form of Subordinated Promissory Note

10.29	Amendment to Asset Purchase Agreement dated September 6, 2006 by and among IT&E International Group, Inc., Millennix, Inc. and Gene Resnick, M.D.

10.30	Amendment to Employment Agreement dated September 6, 2006 between IT&E International Group, Inc. and Gene Resnick, M.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IT&E International Group, Inc.

	By:	/s/ Dr. Philip T. Lavin
Dr. Philip T. Lavin
Chief Executive Officer

Dated: September 12, 2006